Contact:

Investors	News Media
Jacob Sayer	Linda Megathlin
(508) 236-3800	(508) 236-1761
investors@sensata.com	lmegathlin@sensata.com

SENSATA TECHNOLOGIES HOLDING N.V. ANNOUNCES
FOURTH QUARTER AND FULL YEAR 2013 RESULTS

•	Full year 2013 net revenue was $1,980.7 million, an increase of 3.5% from the full year 2012 net revenue of $1,913.9 million.

•
Full year 2013 net income was $188.1 million, or $1.05 per diluted share, versus full year 2012 net income of $177.5 million, or $0.98 per diluted share. Net income per diluted share increased 7.1% in 2013.

•
Full year 2013 Adjusted net income[1] was $384.8 million, or $2.15 per diluted share, versus full year 2012 Adjusted net income[1] of $356.6 million, or $1.96 per diluted share. Adjusted net income[1] per diluted share increased 9.7% in 2013.

Almelo, the Netherlands – February 04, 2014 - Sensata Technologies Holding N.V. (NYSE: ST) (the “Company”) announces results of its operations for the fourth quarter and full year ended December 31, 2013.

Highlights of the Fourth Quarter and Full Year Ended December 31, 2013

Net revenue for the fourth quarter 2013 was $505.0 million, an increase of $59.6 million, or 13.4%, from net revenue for the fourth quarter 2012 of $445.4 million. Net income for the fourth quarter 2013 was $67.1 million, or $0.38 per diluted share. This compares to net income for the fourth quarter 2012 of $70.9 million, or $0.39 per diluted share. Adjusted net income1 for the fourth quarter 2013 of $104.5 million was 20.7% of net revenue, or $0.59 per diluted share. This compares to Adjusted net income1 for the fourth quarter 2012 of $85.3 million which was 19.2% of net revenue, or $0.47 per diluted share. Adjusted net income1 per diluted share increased 25.5% in the fourth quarter 2013 from the fourth quarter of 2012.

Net revenue for the full year ended December 31, 2013 was $1,980.7 million, an increase of $66.8 million, or 3.5%, from $1,913.9 million for the full year ended December 31, 2012. Net income for the full year ended December 31, 2013 was $188.1 million, or $1.05 per diluted share. This compares to net income for the full year ended December 31, 2012 of $177.5 million, or $0.98 per diluted share. Adjusted net income1 for the full year ended December 31, 2013 of $384.8 million was 19.4% of net revenue, or $2.15 per diluted share. This compares to Adjusted net income1 for the full year ended December 31, 2012 of $356.6 million which was 18.6% of net revenue, or $1.96 per diluted share. Adjusted net income1 per share increased 9.7% for the full year 2013 from 2012.

"We are pleased by the performance of the business during the fourth quarter and full year 2013, which came in better than expected” said Martha Sullivan, President and Chief Executive Officer. “In 2014, we believe Sensata will return to double-digit net revenue growth.”

The Company spent $30.4 million, or 6.0% of net revenue, in the fourth quarter of 2013 and $120.4 million, or 6.1% of net revenue, in the full year ended December 31, 2013 on research, development and engineering related costs. These costs reside in the Cost of revenue and the Research and development lines of the Condensed Consolidated Statements of Operations.

The Company recorded a benefit from income tax of $(2.4) million for the fourth quarter 2013. Approximately $(7.8) million of the benefit related to deferred income and other tax benefits, offset by $5.4 million, or 4.1% of Adjusted EBIT, of taxes that are payable in cash. The deferred income tax benefit related primarily to changes in tax legislation, rates and reserves, offset by utilization of net operating losses. For the full year ended December 31, 2013, cash taxes were approximately $28.1 million, or 5.6% of Adjusted EBIT.

The Company’s ending cash balance at December 31, 2013 was $317.9 million. During the full year 2013, the Company generated cash of $395.8 million from operations, used cash of $87.7 million for investing activities, and used cash of $403.8 million for financing activities.

The Company’s total indebtedness at December 31, 2013 was $1.7 billion. The Company’s Net debt2 was $1.4 billion resulting in a Net leverage ratio2 of 2.6X.

In October 2013, the Company's Board of Directors amended the terms of an outstanding authorized share buyback program in order to reset the amount available for share repurchases to $250.0 million. During the fourth quarter of 2013, we repurchased 4.7 million ordinary shares under this amended program for an aggregate purchase price of approximately $178.9 million. On February 3, 2014, the Company's Board of Directors amended the terms of the share buyback program again, and reset the amount available for share repurchases to $250.0 million with otherwise the same terms as the October 2013 amended program.

Segment Performance

	For the three months ended December 31,		For the full year ended December 31,
$ in 000s	2013	2012	2013	2012
Sensors net revenue	$368,091	$315,637	$1,420,215	$1,375,170
Sensors profit from operations	$113,681	$91,028	$425,629	$384,667
% of Sensors net revenue	30.9%	28.8%	30.0%	28.0%

Controls net revenue	$136,924	$129,719	$560,517	$538,740
Controls profit from operations	$41,080	$38,124	$171,788	$167,534
% of Controls net revenue	30.0%	29.4%	30.6%	31.1%

Guidance

For the full year 2014, the Company anticipates net revenue of $2.12 to $2.22 billion which, at the midpoint, represents growth of 9.6% compared to the full year 2013 net revenue of $1.98 billion. The Company expects to achieve earnings per diluted share calculated in accordance with U.S. generally accepted accounting principles (“GAAP”) of $1.26 to $1.46 for the full year 2014.

In addition, the Company expects Adjusted net income1 of $400 million to $435 million, or $2.28 to $2.48 per diluted share for the full year 2014. At the midpoint, this represents 8.4% growth compared to full year 2013 Adjusted net income1 of $385 million. This includes expected integration costs of $11 million to $13 million as a result of recent acquisitions. Excluding integration costs, Adjusted net income1 would be $2.34 to $2.56 per diluted share for the full year 2014, which at the midpoint represents growth of 14.0% compared to full year 2013 Adjusted net income1 of $2.15 per diluted share. This guidance assumes a diluted share count of 175.0 million for the full year 2014.

The Company anticipates net revenue of $530 million to $550 million for the first quarter 2014, which, at the midpoint, represents growth of 14.8% compared to the first quarter 2013 net revenue of $470.4 million. The Company expects to achieve earnings per diluted share calculated in accordance with GAAP of $0.28 to $0.32 in the first quarter of 2014. In addition, the Company expects Adjusted net income1 of $94 million to $100 million, or $0.53 to $0.57 per diluted share, for the first quarter 2014. At the midpoint, this represents 11.9% growth compared to first quarter 2013 Adjusted net income of $87 million. This includes expected integration costs of $3.0 million to $3.5 million as a result of recent acquisitions. Excluding integration costs, Adjusted net income1 would be $0.55 to $0.59 per diluted share for the first quarter of 2014, which at the midpoint represents growth of 18.8% compared to first quarter 2013 Adjusted net income1 of $0.48 per diluted share. This guidance assumes a diluted share count of 175.0 million for the first quarter of 2014.

1See Non-GAAP Measures for discussion of Adjusted net income which includes a reconciliation of this measure to Net income.
2Net debt represents total indebtedness including capital lease and other financing obligations, less cash and cash equivalents.  The Net leverage ratio represents Net debt divided by Adjusted EBITDA for the last twelve months.

Company Earnings Conference Call

The Company will conduct a conference call today at 8:00 AM eastern time to discuss the financial results for its fourth quarter and full year ended December 31, 2013. The U.S. dial in number is 877-486-0682 and the non-U.S. dial in number is 706-634-5536. The passcode is 34432967. A live webcast of the conference call will also be available on the investor relations page of the Company’s website at http://investors.sensata.com.

A replay of the conference call will be available for one week following the call. To access the replay, the U.S. dial in number is 855-859-2056 and the non-U.S. dial in number is 404-537-3406. The replay passcode is 34432967. A replay of the call will also be available by webcast for an extended period of time at the Company’s website, at http://investors.sensata.com.

About Sensata Technologies Holding N.V.

Sensata Technologies Holding N.V. is one of the world’s leading suppliers of sensing, electrical protection, control and power management solutions with operations and business centers in ten countries.  Sensata’s products improve safety, efficiency and comfort for millions of people every day in automotive, appliance, aircraft, industrial, military, heavy vehicle, heating, air-conditioning and ventilation, data, telecommunications, recreational vehicle and marine applications. For more information, please visit Sensata’s website at www.sensata.com.

Safe Harbor Statement

This earnings release contains forward-looking statements within the meaning of the federal securities laws.  These statements relate to analyses and other information, which are based on forecasts of future results and estimates of amounts not yet determinable, and our future prospects, developments and business.  Such forward-looking statements include, among other things, the Company’s anticipated results for the first quarter and full year of 2014 and any future actions relating to our share repurchase authorization.  Such statements involve risks or uncertainties that could cause actual results to differ materially from those expressed in the forward-looking statements.  Factors that might cause these differences include, but are not limited to, risks associated with: worldwide economic conditions; adverse developments in the automotive industry; competitive pressures; pricing and other pressures from customers; fluctuations in foreign currency exchange, commodity and interest rates; governmental regulations, policies, and practices relating to the Company’s non-US operations and international business; integration of acquired companies; litigation and disputes involving the Company, including the extent of product liability and warranty claims asserted against the Company; non-performance by suppliers; the loss of one or more suppliers of raw materials; and the Company’s ability to secure financing to operate and grow its business or to explore opportunities.  Readers are cautioned not to place undue reliance on these forward-looking statements, which speak to results only as of the date the statements were made; and the Company undertakes no obligation to publicly update or revise any forward-looking statements, whether to reflect any future events or circumstances or otherwise.  For a discussion of potential risks and uncertainties, please refer to the risk factors listed in the Company’s SEC filings.  Copies of the Company’s filings are available from its Investor Relations department or from the SEC website, www.sec.gov.

SENSATA TECHNOLOGIES HOLDING N.V.
Condensed Consolidated Statements of Operations
(Unaudited)

(In 000s, except per share amounts)
	For the three months ended		For the full year ended
	December 31, 2013	December 31, 2012	December 31, 2013	December 31, 2012
Net revenue	$505,015	$445,356	$1,980,732	$1,913,910
Operating costs and expenses:
Cost of revenue	315,807	297,501	1,256,249	1,257,547
Research and development	14,837	12,923	57,950	52,072
Selling, general and administrative	41,715	31,700	163,145	141,894
Amortization of intangible assets	33,681	36,370	134,387	144,777
Restructuring and special charges	982	25,215	5,520	40,152
Total operating costs and expenses	407,022	403,709	1,617,251	1,636,442
Profit from operations	97,993	41,647	363,481	277,468
Interest expense	(23,528)	(24,927)	(95,101)	(100,037)
Interest income	406	146	1,186	815
Other, net	(10,218)	(9,820)	(35,629)	(5,581)
Income before taxes	64,653	7,046	233,937	172,665
(Benefit from)/provision for income taxes	(2,414)	(63,895)	45,812	(4,816)
Net income	$67,067	$70,941	$188,125	$177,481

Net income per share:
Basic	$0.38	$0.40	$1.07	$1.00
Diluted	$0.38	$0.39	$1.05	$0.98

Weighted-average ordinary shares outstanding:
Basic	175,276	177,908	176,091	177,473
Diluted	177,538	181,550	179,024	181,623

SENSATA TECHNOLOGIES HOLDING N.V.
Condensed Consolidated Statements of Comprehensive Income
(Unaudited)

($ in 000s)
	For the three months ended		For the full year ended

	December 31, 2013	December 31, 2012	December 31, 2013	December 31, 2012
Net income	$67,067	$70,941	$188,125	$177,481
Other comprehensive income/(loss), net of tax:
Net unrealized loss on derivative instruments designated and qualifying as cash flow hedges	(1,773)	(197)	(2,817)	(1,668)
Defined benefit and retiree healthcare plans	7,810	(14,823)	9,116	(14,514)
Other comprehensive income/(loss)	6,037	(15,020)	6,299	(16,182)
Comprehensive income	$73,104	$55,921	$194,424	$161,299

SENSATA TECHNOLOGIES HOLDING N.V.
Condensed Consolidated Balance Sheets
(Unaudited)

($ in 000s)	December 31, 2013	December 31, 2012
Assets
Current assets:
Cash and cash equivalents	$317,896	$413,539
Accounts receivable, net of allowances	291,723	258,114
Inventories	183,395	176,233
Deferred income tax assets	22,120	12,871
Prepaid expenses and other current assets	47,514	33,923
Total current assets	862,648	894,680
Property, plant and equipment, net	344,657	323,186
Goodwill	1,756,049	1,754,107
Other intangible assets, net	502,388	603,883
Deferred income tax assets	24,023	38,971
Deferred financing costs	19,132	22,119
Other assets	10,344	11,445
Total assets	$3,519,241	$3,648,391

Liabilities and shareholders’ equity
Current liabilities:
Current portion of long-term debt, capital lease and other financing obligations	$8,100	$12,878
Accounts payable	177,539	152,964
Income taxes payable	5,785	8,884
Accrued expenses and other current liabilities	129,111	100,112
Deferred income tax liabilities	4,974	3,525
Total current liabilities	325,509	278,363
Deferred income tax liabilities	294,764	271,902
Pension and post-retirement benefit obligations	19,508	32,747
Capital lease and other financing obligations, less current portion	48,845	43,425
Long-term debt, net of discount, less current portion	1,667,021	1,768,352
Other long-term liabilities	22,006	31,308
Total liabilities	2,377,653	2,426,097
Total shareholders’ equity	1,141,588	1,222,294
Total liabilities and shareholders’ equity	$3,519,241	$3,648,391

SENSATA TECHNOLOGIES HOLDING N.V.
Condensed Consolidated Statements of Cash Flows
(Unaudited)

($ in 000s)
	For the full year ended
	December 31, 2013	December 31, 2012
Cash flows from operating activities:
Net income	$188,125	$177,481
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation	50,889	54,688
Amortization of deferred financing costs and original issue discounts	4,307	5,108
Currency remeasurement (gain)/loss on debt	(457)	433
Share-based compensation	8,967	14,714
Loss on repurchase or refinancing of debt	9,010	2,216
Amortization of inventory step-up to fair value	—	23
Amortization of intangible assets	134,387	144,777
Gain on disposition of assets, net	(303)	(214)
Deferred income taxes	25,711	(26,611)
Gain from insurance proceeds	(7,500)	(1,750)
Unrealized loss on hedges and other non-cash items	8,627	2,748
(Decrease)/increase from changes in operating assets and liabilities, net of effects of acquisitions	(25,925)	23,700
Net cash provided by operating activities	395,838	397,313

Cash flows from investing activities:
Acquisitions, net of cash received	(15,470)	(13,346)
Additions to property, plant and equipment and capitalized software	(82,784)	(54,786)
Insurance proceeds	8,900	—
Proceeds from sale of assets	1,704	5,631
Net cash used in investing activities	(87,650)	(62,501)

Cash flows from financing activities:
Proceeds from exercise of stock options and issuance of ordinary shares	20,999	16,520
Proceeds from issuance of debt	600,000	—
Payments on debt	(711,665)	(13,349)
Repurchase of ordinary shares from SCA	(172,125)	—
Payments to repurchase ordinary shares	(132,971)	(15,190)
Payments of debt issuance costs	(8,069)	(1,381)
Net cash used in financing activities	(403,831)	(13,400)
Net change in cash and cash equivalents	(95,643)	321,412
Cash and cash equivalents, beginning of period	413,539	92,127
Cash and cash equivalents, end of period	$317,896	$413,539

Net Revenue by Business, Geography and End Market

(% of total net revenue)	Three months ended December 31,		Full year ended December 31,
	2013	2012	2013	2012
Sensors	72.9%	70.9%	71.7%	71.9%
Controls	27.1%	29.1%	28.3%	28.1%
Total	100.0%	100.0%	100.0%	100.0%

(% of total net revenue)	Three months ended December 31,		Full year ended December 31,
	2013	2012	2013	2012
Americas	35.8%	35.2%	37.4%	37.0%
Europe	29.4%	27.1%	29.5%	28.6%
Asia	34.8%	37.7%	33.1%	34.4%
Total	100.0%	100.0%	100.0%	100.0%

(% of total net revenue)	Three months ended December 31,		Full year ended December 31,
	2013	2012	2013	2012
European automotive	23.4%	22.6%	23.7%	24.2%
North American automotive	16.3%	16.0%	16.2%	16.6%
Asian automotive	22.4%	25.0%	20.6%	21.9%
Rest of world automotive	0.9%	0.8%	0.8%	0.8%
Heavy vehicle off-road	10.6%	7.1%	9.8%	7.6%
Appliance and heating, ventilation and air-conditioning	8.0%	9.0%	9.6%	9.9%
Industrial	8.3%	9.2%	9.0%	9.1%
All other	10.1%	10.3%	10.3%	9.9%
Total	100.0%	100.0%	100.0%	100.0%

Non-GAAP Measures

Adjusted net income is a non-GAAP financial measure. The Company defines Adjusted net income as follows: net income before costs associated with debt refinancing and other financing activities, unrealized loss/(gain) on other hedges and loss/(gain) on currency remeasurement on debt, depreciation and amortization expense related to the step-up in fair value of fixed and intangible assets and inventory, deferred income tax and other tax expense, amortization of deferred financing costs, restructuring and special charges, and other costs. The Company believes Adjusted net income provides investors with helpful information with respect to the performance of the Company’s operations and management uses Adjusted net income to evaluate its ongoing operations and for internal planning and forecasting purposes. Adjusted net income is not a measure of liquidity. See the tables below which reconcile Net income to Adjusted net income and Projected GAAP earnings per share to Projected Adjusted net income per share.

The following unaudited table reconciles the Company’s Net income to Adjusted net income for the three months and full year ended December 31, 2013 and 2012.

(In 000s, except per share amounts)	Three months ended December 31,		Full year ended December 31,
	2013	2012	2013	2012

Net income	$67,067	$70,941	$188,125	$177,481
Financing and other transaction costs	3,004	2,916	12,183	2,916
Deferred loss/(gain) on other hedges and loss/(gain) on currency remeasurement on debt, net	4,305	6,550	17,900	(8,925)
Depreciation and amortization expense related to the step-up in fair value of fixed and intangible assets and inventory	34,248	37,083	136,245	150,946
Deferred income tax and other tax expense	(7,804)	(67,553)	17,756	(22,868)
Amortization of deferred financing costs	1,016	1,247	4,307	5,108
Restructuring and special charges	2,704	34,163	8,309	51,901
Total adjustments	$37,473	$14,406	$196,700	$179,078
Adjusted net income	$104,540	$85,347	$384,825	$356,559
Weighted average diluted shares outstanding used in Adjusted net income per diluted share calculation	177,538	181,550	179,024	181,623
Adjusted net income per diluted share	$0.59	$0.47	$2.15	$1.96

The Company’s definition of Adjusted net income includes the current tax expense (benefit) that will be payable (realized) on the Company’s income tax return and excludes deferred income tax and other tax expense. As the Company treats deferred income tax and other tax expense as an adjustment to compute Adjusted net income, the deferred income tax effect associated with the reconciling items would not change Adjusted net income for each period presented. The theoretical current income tax associated with the reconciling items above would be as follows: Amortization and depreciation expense related to the step-up in fair value of fixed and intangible assets and inventory: $0.2 million and $1.0 million for the three months and full year ended December 31, 2013, respectively; Restructuring and special charges: $0.6 million and $1.5 million for the three months and full year ended December 31, 2013, respectively. Amortization and depreciation expense related to the step-up in fair value of fixed and intangible assets and inventory: $0.3 million and $1.1 million for the three months and full year ended December 31, 2012, respectively; Restructuring and special charges: $4.0 million and $5.5 million for the three months and full year ended December 31, 2012.

The following unaudited table identifies where in the Condensed Consolidated Statement of Operations the adjustments to reconcile Net income to Adjusted net income were recorded for the three months and full year ended December 31, 2013 and 2012.

($ in 000s)	Three months ended December 31,		Full year ended December 31,
	2013	2012	2013	2012

Cost of revenue	$2,303	$10,305	$5,459	$17,865
Selling, general and administrative	1,105	721	2,076	721
Amortization of intangible assets	33,327	35,971	132,984	142,983
Restructuring and special charges	1,322	24,949	6,111	37,405
Interest expense	1,016	1,247	4,307	5,108
Other, net	6,204	8,766	28,007	(1,818)
(Benefit from) / provision for income taxes	(7,804)	(67,553)	17,756	(23,186)
Total adjustments	$37,473	$14,406	$196,700	$179,078

The following unaudited table reconciles the Company’s Projected GAAP earnings per diluted share to Projected Adjusted net income per diluted share for the first quarter ended March 31, 2014 and full year ended December 31, 2014. The amounts in the table below have been calculated based on unrounded numbers. Accordingly, certain amounts may not add due to the effect of rounding.

	Three months ended March 31, 2014		Full year ended December 31, 2014
	Low End	High End	Low End	High End

Projected GAAP earnings per diluted share	$0.28	$0.32	$1.26	$1.46
Amortization and depreciation expense related to the step-up in fair value of fixed and intangible assets	0.20	0.20	0.78	0.78
Deferred income tax and other tax expense	0.06	0.06	0.23	0.23
Amortization of deferred financing costs	0.01	0.01	0.03	0.03
Restructuring and special charges	(0.01)	(0.01)	(0.02)	(0.02)
Projected Adjusted net income per diluted share	$0.53	$0.57	$2.28	$2.48
Weighted average diluted shares outstanding used in Adjusted net income per share calculation (in 000s)	175,000	175,000	175,000	175,000

SENSATA TECHNOLOGIES HOLDING N.V.

Notes to unaudited Condensed Consolidated Statements of Operations, Condensed Consolidated Statements of Comprehensive Income, Condensed Consolidated Balance Sheets and Condensed Consolidated Statements of Cash Flows

Basis of Presentation
The accompanying unaudited Condensed Consolidated Statements of Operations, Condensed Consolidated Statements of Comprehensive Income, Condensed Consolidated Balance Sheets and Condensed Consolidated Statements of Cash Flows do not include all of the information and note disclosures required by accounting principles generally accepted in the United States of America for complete financial statements. This information should be read in conjunction with the consolidated financial statements and notes thereto included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2012 and the interim condensed consolidated financial statements included in the Company’s Form 10-Q for the period ended September 30, 2013. U.S. GAAP requires management to make estimates and assumptions that affect the amounts reported in the financial statements. Estimates used may change as new events occur or additional information is obtained. Actual results could differ from those estimates. Certain reclassifications have been made to prior periods to conform to current period presentation.